Exhibit 99.1

PRESS RELEASE
Contact:	William W. Moreton
Chief Financial Officer
Phone:	(314) 633-7123

Panera Bread Reports System-Wide Comparable Bakery-Cafe Sales Increased
3.5% For the Four Weeks Ended December 28, 2002 and Reiterates Comfort With Q4 Target

St. Louis, MO, January 16, 2003 – Panera Bread Company (Nasdaq:PNRA) today reported that system-wide comparable bakery-cafe sales (excluding the one specialty bakery-cafe and closed locations) increased 3.5% for the four weeks ended December 28, 2002 and 4.8% for the12 weeks ended December 28, 2002. The breakdown between company-owned and franchised bakery-cafes is as follows:

	For the Four	For the 12 Weeks
	Weeks Ended	Ended

	December 28, 2002	December 28, 2002

Company-owned	1.2%	2.5%
Franchised	4.5%	5.8%
Total System	3.5%	4.8%

Average system-wide weekly sales (excluding the one specialty bakery-cafe and closed locations) increased 3.1% to $36,843 for the four weeks ended December 28, 2002 compared to $35,720 for the four weeks ended December 29, 2001. Average system-wide sales (excluding the one specialty bakery-cafe and closed locations) increased 4.5% to $37,162 for the 12 weeks ended December 28, 2002, compared to $35,550 for the 12 weeks ended December 29, 2001.

Ron Shaich, chairman and chief executive officer commented, “Our comparable bakery-cafe sales were negatively impacted by the severe winter weather, the shift in the Thanksgiving holiday, and weakness in our mall locations (mall locations represent approximately 10% of our system’s total bakery-cafes and had comparable bakery-cafe sales of –0.8% for the four weeks ended December 28, 2002).”

Shaich concluded, “Based on the overall strength of our business during the quarter and the fact that we met our overall development target of 115 bakery cafes for fiscal year 2002 (consisting of 23 company-owned and 92 franchised bakery-cafes), we continue to be comfortable with our fourth quarter earnings per share target of $0.24.”

Panera Bread Company owns and franchises bakery-cafes under the Panera Bread and Saint Louis Bread Co. names. The company is a leader in the emerging specialty bread/cafe category due to its unique bread combined with a quick, casual dining experience. Additional information is available on the company’s website, www.panerabread.com.

Matters discussed in this news release, including any discussion or impact, express or implied, on the Company’s anticipated growth, operating results and future earnings per share contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The statements identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “will”, “intend”, “expect”, “future”, “anticipates”, and similar expressions express management’s present belief, expectations or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include but are not limited to the following: the availability of sufficient capital to the Company and the developers party to franchise development agreements with the Company; variations in the number and timing of bakery-cafe openings; public acceptance of new bakery-cafes; competition; national and regional weather conditions; changes in restaurant operating costs, particularly food and labor; and other factors that may affect retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K for the year ended December 29, 2001.